Exhibit 10.1

Execution Version

United Therapeutics Corporation

1000 Spring Street

Silver Spring MD 20910

Attention: James Edgemond, Chief Financial Officer and Treasurer

Re: Collared Accelerated Share Repurchase

Ladies and Gentlemen:

This master confirmation (this “Master Confirmation”), dated as of August 1, 2025 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Citibank, N.A. (“Citibank”) and United Therapeutics Corporation (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in (i) a Supplemental Confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”) and (ii) a Pricing Supplement substantially in the form of Annex B (a “Pricing Supplement”), each of which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together with the Pricing Supplement for the relevant Transaction shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together with the Pricing Supplement for the relevant Transaction evidence a complete binding agreement between Counterparty and Citibank as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation together with the Pricing Supplement for the relevant Transaction relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation together with the Pricing Supplement for the relevant Transaction supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”), as if Citibank and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency.

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Citibank and Counterparty or any confirmation or other agreement between Citibank and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Citibank and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Citibank and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or any Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates; provided that for purposes of the Agreement, “Specified Transactions” shall include any “Transaction” subject to the master confirmation for Accelerated Share Repurchase Transactions, dated as of March 25, 2024, between Citibank and Counterparty (as amended or modified from time to time, the “Uncollared Master Confirmation”).

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation together with the Pricing Supplement for the relevant Transaction except as expressly modified herein or in the related Supplemental Confirmation or the Pricing Supplement.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation together with the Pricing Supplement for such Transaction relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation, Pricing Supplement and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) the Pricing Supplement; (ii) the Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Equity Definitions; and (v) the Agreement.

1.            Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation and Pricing Supplement relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Citibank

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker: UTHR)

Exchange:	The NASDAQ Global Select Market.

Related Exchange(s):	All Exchanges

Prepayment/Variable Obligations:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

Hedging Period:	The period from and including the Trade Date and ending on the Hedging Completion Date during which Citibank or an affiliate of Citibank shall effect purchases of the Shares to establish Citibank’s initial position to hedge Citibank’s price and market risk in connection with this Transaction.

At the conclusion of the Hedging Period, based on the amounts and prices at which Citibank or an affiliate of Citibank effects purchases of the Shares during the Hedging Period to initially establish Citibank’s Hedge Position, Citibank shall determine the Hedging Price, the Cap Price, the Floor Price and the Initial Share Number with respect to this Transaction.

On the first Scheduled Trading Day following the Hedging Completion Date, Citibank shall deliver to Counterparty the Pricing Supplement substantially in the form of Annex B hereto setting forth the Hedging Completion Date, the Hedging Price, the Floor Price, the Initial Share Number and the Cap Price for this Transaction.

Hedging Completion Date:	Subject to the provisions of “Pricing Disruption” below, for each Transaction, the Exchange Business Day on which Citibank, while acting in a commercially reasonable manner, completes the establishment of Citibank’s initial hedge of its price and market risk with respect to this Transaction, as notified by Citibank to Counterparty in the Pricing Supplement, but in no event later than the Hedging Period End Date.

Hedging Period End Date:	Subject to the provisions of “Pricing Disruption” below, for each Transaction, as set forth in the related Supplemental Confirmation.

Hedging Price:	For any Transaction, the dollar volume weighted average price per Share, at which Citibank or its affiliates, while acting in a commercially reasonable manner, establish Citibank’s initial hedge of its price and market risk with respect to this Transaction, as set forth in the Pricing Supplement.

Reference Price:	Subject to the provisions of “Pricing Disruption” below, for each Transaction, the amount equal to the arithmetic average of the Rule 10b-18 VWAPs for all Exchange Business Days in the Pricing Period.

Reference Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Rule 10b-18 VWAP:	Subject to the provisions of “Pricing Disruption” below, for any Exchange Business Day, the volume-weighted average price at which the Shares trade as determined by the Calculation Agent based on the composite transactions for the principal U.S. securities exchange on which such Shares are then listed on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening trades, as defined on Bloomberg using the function “UTHR <Equity> QR” and identifying trades marked as “OP” or “MO” in the “Condition” column, as determined by the Calculation Agent, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith and in a commercially reasonable manner by the Calculation Agent (all such trades, other than those described in clauses (i) – (iv) above, “Rule 10b-18 eligible transactions”); provided that the Calculation Agent shall refer to the Bloomberg Page “UTHR US <Equity> AQR SEC” (or any successor thereto) for such Exchange Business Day to determine the Rule 10b-18 VWAP absent manifest error or unavailability of such page (or a successor thereto); provided, further, that if any opening (regular way) reported trades in the consolidated system are reflected on such Bloomberg Page, the Calculation Agent shall adjust the 10b-18 VWAP for such Exchange Business Day to exclude such opening (regular way) reported trades.

Floor Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Cap Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Pricing Period:	For any Transaction, the period commencing on the Pricing Period Commencement Date and ending on the Pricing Period Termination Date, subject to extension as provided herein.

Pricing Period Commencement Date	For each Transaction, as set forth in the related Supplemental Confirmation.

Pricing Period Termination Date:	For any Transaction, the earlier of (a) the Scheduled Termination Date, or (b) any Exchange Business Day occurring on or following the First Optional Termination Date that Citibank designates as the Pricing Period Termination Date by delivering notice to Counterparty prior to 11:59 p.m. New York City time on the Exchange Business Day immediately following such designated Exchange Business Day.

First Optional Termination Date:	For any Transaction, the date set forth as such in the Supplemental Confirmation for such Transaction.

Scheduled Termination Date:	For any Transaction, the date set forth as such in the Supplemental Confirmation for such Transaction; provided that the Scheduled Termination Date may be postponed by Citibank as provided in “Pricing Disruption” below.

Pricing Disruption:	The definition of “Market Disruption Event” contained in Section 6.3(a) of the Equity Definitions is hereby amended by:

(i) deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Hedging Period, the Pricing Period or the Settlement Period” after the word “material” in the third line thereof; and

(ii) replacing the words “or (iii) an Early Closure” in the fifth line thereof with the words “, (iii) an Early Closure or (iv) a Regulatory Disruption”.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Hedging Period or the Pricing Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Hedging Period End Date or the Scheduled Termination Date, in each case by no more than such number of Disrupted Days, or (ii) in the Settlement Period, if any, the Calculation Agent may extend the Settlement Period by no more than such number of Disrupted Days. The Calculation Agent shall also determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the Rule 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Hedging Price, Reference Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Rule 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the Rule 10b-18 VWAP for the relevant Exchange Business Days during the Hedging Period, Pricing Period or the Settlement Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Hedging Price, Reference Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. The Calculation Agent shall use good faith efforts to notify the Counterparty in writing of (i) the circumstances giving rise to such Disrupted Day and (ii) any such weighting, extension or suspension, in each case, as soon as reasonably practicable after the occurrence of such Disrupted Day.

If a Disrupted Day occurs during the Hedging Period, Pricing Period or the Settlement Period for any Transaction, as the case may be, and each of the nine immediately following Scheduled Trading Day is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may (x) deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the Rule 10b-18 VWAP for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate, (y) deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be a Potential Adjustment Event and/or (z) deem such Disruption Event to be an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

Early Closure:	The definition of “Early Closure” contained in Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	In the event that Citibank reasonably concludes in good faith, while acting in a commercially reasonable manner, and upon the advice of counsel that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citibank, so long as such requirements, policies or procedures are related to legal, regulatory or self-regulatory issues and are generally applicable and consistently applied in similar circumstances), or due to any other Market Disruption Event, for it to refrain from decrease or otherwise materially alter any market activity on any Scheduled Trading Day during the Hedging Period, Pricing Period or, if applicable, the Settlement Period, Citibank may by written notice to Counterparty elect to suspend the Pricing Period or Settlement Period for such day. Citibank shall promptly notify Counterparty upon exercising its rights pursuant to this provision and shall subsequently notify Counterparty in writing on the day Citibank reasonably believes in good faith, while acting in a commercially reasonable manner, and upon the advice of counsel that it may resume its market activity. Citibank shall not be required to communicate to Counterparty the reason for Citibank’s exercise of its rights pursuant to this provision if Citibank reasonably determines in good faith and upon the advice of counsel that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citibank). For the avoidance of doubt, Citibank shall make its determination pursuant to the first sentence of this section in a manner consistent with determinations made with respect to other issuers under similar facts and circumstances. If a Regulatory Disruption is triggered due to self-regulatory or other related policies or procedures related to Citi, such Disrupted Day shall be considered a Disrupted Day in whole.

Settlement Terms:

Settlement Procedures:	For each Transaction, if the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Citibank does not, and shall not make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Citibank to Counterparty under any Transaction that arise as a result of the fact that Counterparty is the issuer of the Shares. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex C shall apply to such Transaction.

Number of Shares to be Delivered:	For each Transaction, a number of Shares equal to (i)(a) the Prepayment Amount, divided by (b) the Valuation Amount minus (ii) the Initial Share Number; provided that, (1) the Number of Shares to be Delivered shall not be reduced below zero unless an Acquisition Transaction Announcement or a Potential Adjustment Event resulting in an adjustment to the Cap Price shall have occurred and (2) the sum of (x) the Number of Shares to be Delivered and (y) the Initial Share Number shall be not less than the Minimum Shares and not greater than the Maximum Shares. Notwithstanding Section 9.2 of the Equity Definitions, the Number of Shares to be Delivered shall be rounded down to the nearest whole number of Shares and no Fractional Share Amounts shall be delivered.

Valuation Amount:	For each Transaction, (i) the Reference Price minus (ii) the Reference Price Adjustment Amount.

Excess Dividend Amount:	For the avoidance of doubt, all references to Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	For each Transaction, if the Number of Shares to be Delivered is positive, the second Clearance System Business Day immediately following the earlier of (i) the Scheduled Termination Date and (ii) the date on which Citibank delivers notice of the Pricing Period Termination Date.

Settlement Currency:	USD

Initial Shares:

Upfront Initial Share Delivery:	For any Transaction, upon payment by Counterparty of the Prepayment Amount, Citibank or an affiliate of Citibank shall deliver to Counterparty a number of Shares equal to the Upfront Initial Share Number on the Upfront Initial Settlement Date for such Transaction, in accordance with Section 9.4 of the Equity Definitions, with such Upfront Initial Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Upfront Initial Settlement Date:	For any Transaction, the date set forth as such in the Supplemental Confirmation for such Transaction.

Subsequent Initial Share Delivery:	For any Transaction, Citibank or an affiliate of Citibank shall deliver to Counterparty a number of Shares equal to (i) the Initial Share Number minus (ii) the Upfront Initial Share Number on the Subsequent Initial Settlement Date for such Transaction, in accordance with Section 9.4 of the Equity Definitions, with such Subsequent Initial Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Subsequent Initial Settlement Date:	For any Transaction, the date set forth as such in the Supplemental Confirmation for such Transaction.

Initial Share Number:	For each Transaction, the number set forth as such in the Supplemental Confirmation for such Transaction; provided that in no case shall the Initial Share Number be greater than the Minimum Shares.

Upfront Initial Share Number:	For each Transaction, as set forth in the related Supplemental Confirmation.

Minimum Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Maximum Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, neither (x) an Extraordinary Dividend nor (y) repurchases effected in accordance with Section 8 below shall constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Pricing Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of any such Transaction as necessary to account for the economic effect of such postponement on the Transaction.

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (each, a “Dividend”) the amount or value of which (as determined by the Calculation Agent) when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend.

Ordinary Dividend:	Amount as set forth in the Supplemental Confirmation for each Transaction.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing (i) “10%” in the third line thereof with “20%”, and (ii) the words “voting shares” with the word “Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, and (iii) by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

(f) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	40 basis points per annum

Hedging Party:	For all applicable Additional Disruption Events, Citibank

Determining Party:	For all applicable Extraordinary Events and Additional Disruption Events, Citibank; provided that the Determining Party shall, upon reasonable written request by Counterparty, provide promptly a written explanation (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis of any determination made by it including, where applicable, a description of the methodology and data applied, it being understood that the Determining Party shall not be obligated to disclose any proprietary models used by it for such determination or any information that the Determining Party is subject to a duty, whether arising by contract, regulation or operation of law, of confidentiality the Determining Party owes to any third party.

Additional Termination Event(s):	The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for a Transaction, then an Additional Termination Event with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction will automatically occur without any notice or action by Citibank or Counterparty if the price of the Shares on the Exchange at any time falls below such Termination Price, and the Exchange Business Day on which such event occurs will be the “Early Termination Date” for purposes of the Agreement.

Relevant Dividend Period:	The period from and including the first day of the Pricing Period to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Period; otherwise, the Pricing Period Termination Date.

Non-Reliance/Agreements and Acknowledgments Regarding Hedging Activities/Additional Acknowledgments:	Applicable

Calculation Agent Adjustments:	For the avoidance of doubt, such adjustments and determinations shall be made in a commercially reasonable manner based on commercially reasonable inputs and, to the extent of any adjustments or amendments to the terms of this Master Confirmation or the Transaction, the Master Confirmation and Transaction shall solely retain (i) contingencies to exercise that are not an observable market, other than the market for the Counterparty's stock (or the Alternative Delivery Unit, as applicable) or an observable index, other than an index calculated or measured solely by reference to the Counterparty's own operations (or the issuer of the Alternative Delivery Units’ own operations, as applicable) and (ii) the commercially reasonable nature of adjustments permitted to the Transaction (such as to consider changes in volatility, expected dividends, stock price, strike price, stock loan rate or liquidity relevant to the Shares (or the Alternative Delivery Units, as applicable), other commercially reasonable option pricing inputs and the ability to maintain a commercially reasonable hedge position relating to the underlying shares).

2.	Calculation Agent. Citibank; provided that the Calculation Agent shall, upon reasonable written request by Counterparty, provide promptly a written explanation (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis of any determination made by it including, where applicable, a description of the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or any information that the Calculation Agent is subject to a duty, whether arising by contract, regulation or operation of law, of confidentiality the Calculation Agent owes to any third party.

3.	Account Details, Offices and Notices.

(a)	Account Details:

(i)	Account for payments to Counterparty:

Bank Account Name:	United Therapeutics Corporation
Account #	[***]
ABA#	[***]
Bank Name:	[***]
Bank Address:	[***]

Account for delivery of Shares to Counterparty: [***]

(ii)	Account for payments to Citibank:

Bank: Citibank NA New York
BIC: CITIUS33 (or ABA: 021000089)
F/O: Citibank New York
A/C: [***]
Ref: NY Swap Operations

Account for delivery of Shares to Citibank: [***]

(b)         Notices.  Unless otherwise specified, notices under this Master Confirmation may be made by telephone, to be confirmed in writing to the address below.  Changes to the Notices must be made in writing.

(i)	If to Counterparty:

United Therapeutics Corporation
1000 Spring Street
Silver Spring MD 20910
Attn: Chief Financial Officer
Tel: 240-821-1991
Email: jedgemond@unither.com

with a copy to:

United Therapeutics Corporation
1735 Connecticut Avenue NW
Washington, DC 20009
Attn: General Counsel
Tel: 202-403-7000
Fax: 202-483-4005
Email: legal@unither.com

(ii)	If to Citibank:

Citibank, N.A.
388 Greenwich Street, 4th Floor
New York, NY 10013
Attn: Equity Derivatives
Telephone: (212) 723-7310
Facsimile: (347) 853-7278
Email: eric.natelson@citi.com; theodore.finkelstein@citi.com; tanish.raghavan@citi.com; eq.us.corporates.middle.office@citi.com

(c)	Offices.

(i)	The Office of Counterparty for each Transaction is: Not Applicable. Counterparty is not a Multibranch Party.

(ii)	The Office of Citibank for each Transaction is: New York

4.	Representations of Counterparty.

In addition to the representations, warranties and covenants in the Agreement, Counterparty additionally hereby represents, warrants and covenants to Citibank that:

(a)            Corporate Existence and Authorization; Required Company Approvals. Counterparty has all corporate power to enter into this Master Confirmation and such Supplemental Confirmation together with the Pricing Supplement and to consummate the transactions contemplated hereby and thereby and to purchase the Shares and deliver any Settlement Shares in accordance with the terms hereof and thereof. Each Transaction contemplated by this Master Confirmation and any repurchase of Shares by Counterparty in connection with such Transaction are pursuant to a publicly announced share repurchase program that has been approved by its board of directors (or any committee thereof duly authorized to act on behalf of the board of directors) and for which the use of an accelerated share repurchase contract or similar contract to effect such Share repurchases has been approved, and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto (or in any other filing or disclosure required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body) and, at the time of making this representation, such Transaction is not subject to any internal policy or procedure of Counterparty, whether written or oral, which would prohibit Counterparty from effecting any aspect of such Transaction, including, without limitation, the purchases of the Shares made pursuant to such Transaction at such time;

(b)            Private Placement. It acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Citibank that (i) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (ii) it is entering into each Transaction for its own account and without a view to the distribution or resale thereof, and (iii) it understands that Citibank has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law. It has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment and the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws;

(c)            Material Non-Public Information and Manipulation. As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction, and as of the date of any election with respect to any Transaction pursuant to Section 9 or the Settlement Method Election contained in the Counterparty Settlement Provisions hereunder, it is not making such election, in each case, (i) on the basis of, and is not aware of, any material non-public information regarding Counterparty or the Shares; (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer; or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

(d)            Compliance with Filing Requirements. As of the Trade Date for each Transaction hereunder and as of the date of any election with respect to any Transaction hereunder, each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed;

(e)            Compliance with Securities Laws. It has not and will not directly or indirectly violate any applicable law, rule or regulation (including, without limitation, the Securities Act and the Exchange Act) in connection with the transactions contemplated by this Master Confirmation;

(f)            Issuer Tender Offer. As of the Trade Date for each Transaction hereunder, the purchase or writing of such Transaction contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(g)            Regulation M. The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to “Regulatory Disruption” in Section 1 above; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 below. Counterparty is not currently contemplating any “distribution” (as defined in Regulation M) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M). “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) for such Transaction, (ii) the Settlement Period, if any, for such Transaction and (iii) the Seller Termination Purchase Period (as defined below), if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the first day of the Hedging Period for such Transaction and ending on the later of (i) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as set forth in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Citibank and communicated to Counterparty on such day (or, if later, the First Optional Termination Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below) and (ii) if Section 9 is applicable to such Transaction, the date on which all deliveries owed pursuant to Section 9 have been made;

(h)            [Reserved].

(i)             Rule 10b-18 Purchases of Blocks. Upon a request by Dealer, Counterparty shall as soon as reasonably practicable (it being understood that, if requested, Counterparty shall use commercially reasonable efforts to provide such notice at least one day prior to the Trade Date for any Transaction), notify Citibank of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchases” and “blocks” each being used as defined in Rule 10b-18);

(j)            Liquidity. As of the Trade Date for each Transaction hereunder, (i) its financial condition is such that it has no need for liquidity with respect to its investment in the transactions contemplated by this Master Confirmation and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and (ii) its investments in and liabilities in respect of such transactions, which it understands are not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with such transactions, including the loss of its entire investment in such transactions;

(k)            Solvency. As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code (as defined below)) and Company would be able to purchase a number of the Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Company’s incorporation;

(l)            Financial Expertise and Total Assets. Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50,000,000 as of the date hereof;

(m)            Investment Company Act of 1940. Counterparty is not, and after giving effect to each Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(n)            CEA Status. Counterparty is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party;

(o)            Non-Reliance. It is not relying, and has not relied upon, Citibank or any of its affiliates with respect to the legal, accounting, tax or other implications of this Master Confirmation and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Master Confirmation. Further, it acknowledges and agrees that neither Citibank nor any affiliate of Citibank has acted as its advisor in any capacity in connection with this Master Confirmation or the transactions contemplated hereby. Without limiting the generality of the foregoing or Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Citibank nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging Contracts in Entity’s Own Equity;

(p)            No Deposit Insurance. It understands that no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Citibank or any governmental agency;

(q)            Assumption of Risk. IT UNDERSTANDS THAT THE TRANSACTIONS CONTEMPLATED BY THIS MASTER CONFIRMATION ARE SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

5.	Acknowledgments and Agreements of Counterparty.

(a)            [Reserved].

(b)            Nature of Rights. Counterparty acknowledges and agrees that this Master Confirmation is not intended to convey to Citibank rights against Counterparty hereunder that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Citibank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Master Confirmation; and provided further that in pursuing a claim against Counterparty in the event of a bankruptcy, insolvency or dissolution with respect to Company, Citibank’s rights hereunder shall rank on a parity with the rights of a holder of the Shares enforcing similar rights under a contract involving the Shares.

(c)            Bankruptcy Code. The parties hereto intend for (i) the Transaction hereunder to be a “securities contract” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto are entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(o), 546, 555 and 561 of the Bankruptcy Code; (ii) a party’s right to liquidate, terminate or accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under this Master Confirmation with respect to the other party to constitute a “contractual right” within the meaning of the Bankruptcy Code; (iii) all transfers of cash, securities or other property under or in connection with the Transaction are “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant” or a “forward contract merchant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f) and 546(j) of the Bankruptcy Code; (iv) all obligations under or in connection with the Transaction represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Section 362 and 561 of the Bankruptcy Code; and (v) each of the parties hereto to be a “financial participant” within the meaning of Section 101(22A) of the Bankruptcy Code.

(d)            Citibank’s Activities. Counterparty understands and acknowledges that Citibank and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Counterparty and that Citibank and its affiliates may continue to conduct such transactions (collectively, “Other Trading Activities”) during the Hedging Period, Pricing Period and the Settlement Period, provided that it is agreed Citibank shall use commercially reasonable efforts to avoid a Regulatory Disruption resulting from the entry by Citibank and its affiliates into Other Trading Activities.

(e)            Establishment of Hedge Position. Counterparty acknowledges that during the term of any Transaction, Citibank and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction.

(f)            Other Market Activities. Counterparty acknowledges that Citibank and its affiliates may also be active in the market for Shares and transactions linked to the Shares other than in connection with hedging activities in relation to any Transaction (subject to the proviso in clause (d) above).

(g)            Manner of Hedging or Market Activities. Counterparty acknowledges that, subject to Section 12 below, Citibank shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Reference Price and the Rule 10b-18 VWAP.

(h)            Effect of Market Activities. Counterparty acknowledges that any market activities of Citibank and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Reference Price and Rule 10b-18 VWAP, each in a manner that may be adverse to Counterparty.

(i)            Purchase Price. Counterparty acknowledges that each Transaction is a derivative transaction in which it has granted Citibank an option; Citibank may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

6.	Calculations and Payment Date upon Early Termination.

The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Citibank may, if commercially reasonable to do so, (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to the Seller a block of shares of Common Stock equal in number to the Seller’s hedge position in relation to the Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on (i) the day that notice of the amount payable is effective, if notice is received prior to 11:00am New York City time, or (ii) on the Exchange Business Day following the day that notice of the amount payment is effective, if notice is received at or after 11:00am New York City time; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 9, such Shares or Alternative Delivery Units shall be delivered on a date selected by Citibank as promptly as practicable. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable shall be determined without regard to any Extraordinary Dividends.

7.	10b5-1 Plan.

(a)            It is the intent of Counterparty and Citibank that each Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B).

(b)            Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.

(c)            During the term of any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Citibank (or its agent or affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by Citibank, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Citibank (subject, for the avoidance of doubt, to the express requirements of Section 12). Counterparty acknowledges and agrees that all such transactions shall be made in Citibank’s sole judgment and for Citibank’s own account.

(d)            Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether Citibank (or its agent or affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, the price paid per Share pursuant to such purchases, whether such purchases are made on any securities exchange or privately and over how, when or whether Citibank (or its agent or affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(e)            Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c).

8.	Counterparty Purchases.

Counterparty (including its “affiliated purchasers”, as defined in Rule 10b-18) shall not, without the prior written consent of Citibank, directly or indirectly purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, or any security convertible into or exchangeable for such Shares and including, without limitation, by means of a derivative instrument) on the open market, or enter into any accelerated share repurchase program, or any derivative share repurchase transaction, or other similar transaction, during the Relevant Period, Settlement Period or Seller Termination Purchase Period and thereafter until all payments or deliveries of Shares under this Master Confirmation have been made. During such time, any purchases of Shares by Counterparty shall be made through Citibank or its affiliates, subject to such reasonable conditions as Citibank or such affiliate shall impose, and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and Citibank believe is in compliance with applicable requirements. Notwithstanding the foregoing, (i) an agent independent of Counterparty may purchase Shares effected by or for an issuer plan in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of Counterparty” each being used herein as defined in Rule 10b-18) and (ii) Counterparty or any “affiliated purchaser” may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions, in each case, so long as, (A) such transactions would not reasonably be expected to result in any market purchases and (B) such transactions are not “Rule 10b-18 purchases” (as defined in Rule 10b-18), in each case, without the consent of Citibank. In addition, nothing in this Section 8 shall prohibit or apply to the repurchase of Shares by Counterparty from holders of awards granted under Counterparty’s equity incentive plans for the purpose of paying the tax withholding obligations arising from vesting of, or paying the exercise price in connection with the exercise of, or reacquiring Shares as a result of the forfeiture of, any such awards or to any other acquisition, exercise, exchange or other transaction in connection with awards under any equity incentive plan or program of Counterparty.

9.	Alternative Settlement Election.

In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, elect to deliver or for Citibank to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Unit on the Early Termination Date or the date of early cancellation or termination, as the case may be, and if such delivery is made by Citibank, the prices at which Citibank purchases Shares or Alternative Delivery Units to fulfill its delivery obligation under this Section 9); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; provided further that Counterparty may make such election only if Counterparty represents and warrants to Citibank, in writing on the date it notifies Citibank of such election, that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws; and provided further that, if Citibank would owe Counterparty any Payment Amount and Counterparty does not elect to require Citibank to satisfy such Payment Amount with Shares or Alternative Delivery Units, as the case may be, Citibank shall have the right, in its sole discretion, to elect to satisfy such Payment Amount with Shares or Alternative Delivery Units, as the case may be, notwithstanding Counterparty’s failure to so elect. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 9 is to be made by Counterparty, paragraphs 2 through 7 of Annex C hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty. For the avoidance of doubt, if Counterparty does not elect for the provisions of this Section 9 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by Citibank pursuant to this Section 9, the period during which Citibank purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 9 shall be referred to as the “Seller Termination Purchase Period”.

10.	Special Provisions for Merger Transaction.

Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)	Counterparty agrees that it:

(i)	will not during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or the last day of the Settlement Period and the last day of the Seller Termination Purchase Period, for such Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)	shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Citibank following any such Merger Announcement that such Merger Announcement has been made; and

(iii)	shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Citibank with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction or potential Merger Transaction that were not effected through Citibank or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction or potential Merger Transaction. Such written notice shall be deemed to be a certification by Counterparty to Citibank that such information is true and correct. In addition, Counterparty shall promptly notify Citibank of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(b)            Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted or such Transaction to be terminated, in each case to the extent expressly provided herein; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 above.

(c)            Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), Citibank in its commercially reasonable discretion, based on the advice of counsel, may elect to deem that a Market Disruption Event has occurred and will be continuing on such Exchange Business Day or any subsequent Exchange Business Days as determined by Citibank (it being understood that the consequences set forth under the Pricing Disruption and Potential Adjustment Event provisions may result as provided in such provisions).

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than, any such transaction in which the consideration consists solely of cash and there is no valuation period.

11.	Special Provisions for Acquisition Transaction Announcements.

(a)            If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments, if any, to the terms of such Transaction as the Calculation Agent determines in good faith and in a commercially reasonable manner to be necessary to account for the economic effect of the Acquisition Transaction Announcement on the Transaction and the cumulative economic effect of prior announcements related to the Acquisition Transaction Announcement (whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Acquisition Transaction Announcement). If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Optional Termination Date of any Transaction, the First Optional Termination Date shall be the date of such Acquisition Transaction Announcement. If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex C shall apply.

(b)            “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by Counterparty (or any of its subsidiaries) or a Valid Third Party Entity. “Valid Third Party Entity” shall mean, in respect of any transaction, any third party that has a bona fide intent to enter into or consummate such transaction and whose announcement is reasonably determined by the Calculation Agent to have had a material economic effect on the Shares and/or options on the Shares.

(c)            “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition) or Tender Offer, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 30% of the market capitalization of Counterparty, measured as of the relevant date of announcement, and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

12.	Citibank Purchases.

In addition to the covenants in the Agreement and herein, Citibank agrees to use commercially reasonable efforts to make all purchases of Shares in connection with each Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Citibank’s control; provided that, during the Hedging Period and the Pricing Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Citibank’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); provided further that, without limiting the generality of the first sentence of this Section 12, Citibank shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3). Citibank (or any “affiliated purchaser” as defined in Rule 10b-18) will not purchase any Shares in connection with any Transaction prior to the first Scheduled Trading Day during the Hedging Period with respect thereto.

13.	Delivery Procedures and Limitation.

Notwithstanding anything to the contrary in this Master Confirmation, Counterparty acknowledges and agrees that, on any day, Citibank (or its agent or affiliate) shall not be obligated to deliver or receive any Shares to or from Counterparty and Counterparty shall not be entitled to receive any Shares if such receipt or delivery would result in Citibank directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.9% of the outstanding Shares. Any purported receipt or delivery of the Shares shall be void and have no effect to the extent (but only to the extent) that any receipt or delivery of such the Shares would result in Citibank directly or indirectly so beneficially owning in excess of 4.9% of the outstanding Shares. If, on any day, any delivery or receipt of the Shares by Citibank (or its agent or affiliate) is not effected, in whole or in part, as a result of this provision, Citibank’s and Counterparty’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as Citibank reasonably determines that such receipt or delivery would not result in Citibank directly or indirectly beneficially owning in excess of 4.9% of the outstanding Shares.

14.	Additional Amendments to the Equity Definitions.

(a)            Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or such Transaction” at the end of the sentence.

(b)            Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the “Shares” in the sixth line thereof, (iii) deleting the words “dilutive or concentrative” in the seventeenth line thereof, and (iv) replacing the parenthetical phrase in the eighteenth and nineteenth lines thereof with the following: “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(c)            Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material” and by adding the phrase “or the relevant Transaction” at the end of the sentence.

(d)            Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(i)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(ii)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(e)            Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(i)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(ii)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other” and (4) deleting clause (X) in the final sentence.

15.	Staggered Settlement.

Citibank may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Citibank will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under the applicable settlement method above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Citibank will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Citibank would otherwise be required to deliver on such Nominal Settlement Date.

16.        Special Provisions for Counterparty Payments. The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction and, as a result, Counterparty owes to Citibank an amount calculated under Section 6(e) of the Agreement or a Cancellation Amount pursuant to Article 12 of the Equity Definitions, such amount shall be deemed to be zero; provided that following an Acquisition Transaction Announcement or a Potential Adjustment Event resulting in an adjustment to the Cap Price, this Section 16 shall cease to apply.

17.	Matters Relating to Taxes.

(a)            For purposes of Section 3(e) of the Agreement, Citibank and Counterparty each represent and warrant that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any relevant jurisdiction to make any deduction or withholding for or on account of any Tax from any payment to be made by it to the other party under this Master Confirmation and each Transaction evidenced hereby.

(b)            For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Citibank agrees to deliver to Counterparty one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Master Confirmation and shall provide a new form promptly upon (A) reasonable request of Counterparty or (B) learning that any form previously provided has become obsolete or incorrect. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Citibank one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Master Confirmation and shall provide a new form promptly upon (A) reasonable request of Citibank or (B) learning that any form previously provided has become obsolete or incorrect.

(c)            “Tax” as used in subsection (a) immediately above and Section 5(b) of the Agreement, and “Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include any withholding tax imposed or collected pursuant to (A) Section 871(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any current or future regulations or official interpretations thereof (a “Section 871(m) Withholding Tax”) or (B) Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, each of a Section 871(m) Withholding Tax and a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

18.	U.S. QFC Provisions.

(a)            Recognition of U.S. Special Resolution Regimes. (i) In the event Citibank becomes subject to a proceeding under the FDI Act or OLA (together, the “U.S. Special Resolution Regimes”), the transfer of the Agreement or this Master Confirmation, and any interest and obligation in or under, and any property securing, the Agreement or this Master Confirmation, from Citibank will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Agreement, this Master Confirmation, and any interest and obligation in or under, and any property securing, the Agreement or this Master Confirmation were governed by the laws of the United States or a State of the United States; and (ii) in the event Citibank or any Citibank Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to the Agreement or this Master Confirmation that may be exercised against Citibank are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Agreement or this Master Confirmation, as the case may be, were governed by the laws of the United States or a State of the United States.

(b)            Limitation on Exercise of Certain Default Rights Related to Citibank Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 18(c), Counterparty shall not be permitted to exercise any Default Right against Citibank with respect to the Agreement or this Master Confirmation that is related, directly or indirectly, to a Citibank Affiliate becoming subject to an Insolvency Proceeding.

(c)            General Creditor Protections. Nothing in Section 18(b) shall restrict the exercise by Counterparty of any Default Right against Citibank with respect to the Agreement or this Master Confirmation that arises as a result of:

(i)            Citibank becoming subject to an Insolvency Proceeding; or

(ii)            Citibank not satisfying a payment or delivery obligation pursuant to (A) the Agreement, or (B) this Master Confirmation.

(d)            Burden of Proof. After a Citibank Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to the Agreement or this Master Confirmation, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

(e)            Applicability of Section 18(a). The requirements of Section 18(a) apply notwithstanding Sections 18(b) and (c).

(f)            General Conditions.

(i)            Effective Date. The provisions set forth in Section 18 will come into effect on the later of the Applicable Compliance Date and the date of this Master Confirmation.

(ii)            Prior Adherence to the U.S. Protocol. If Citibank and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Master Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Master Confirmation and shall replace the terms of this Section 18. For purposes of incorporating the ISDA U.S. Protocol, Citibank shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and each of the Agreement and this Master Confirmation shall be deemed to be a Protocol Covered Agreement.

(iii)            Subsequent Adherence to the U.S. Protocol. If, after the date of this Master Confirmation, both Citibank and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 18.

(g)            Definitions. For the purposes of Section 18, the following definitions apply:

“Applicable Compliance Date” with respect to the Agreement and this Master Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Citibank Affiliate” means, with respect to Citibank, a BHC Affiliate of that party.

“Consolidated Affiliate” has the same meaning specified in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Counterparty Affiliate” means a Consolidated Affiliate of Counterparty.

“Default Right” means, with respect to the Agreement or this Master Confirmation (including any Transaction or Confirmation hereunder), any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii) solely with respect to Section 18(b) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“FDI Act” means the Federal Deposit Insurance Act and the regulations promulgated thereunder.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“OLA” means Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to Citibank, to the particular QFC Stay Rule(s) applicable to it.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“State” means any state, commonwealth, territory, or possession of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, American Samoa, Guam, or the United States Virgin Islands.

19.	Cares Act.

Counterparty acknowledges that each Transaction may constitute a purchase of its equity securities. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), it would be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it or any of its subsidiaries receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it or any of its subsidiaries receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system (together with loans, loan guarantees or direct loans under section 4003(b) of the CARES Act, “Governmental Financial Assistance”). Accordingly, Counterparty represents and warrants that neither it nor any of its subsidiaries has applied for, and prior to the termination or settlement of any Transaction neither it nor any of its subsidiaries has any intention to apply for, Governmental Financial Assistance under any governmental program or facility that (x) is established under the CARES Act or the Federal Reserve Act, as amended, and (y) requires, as a condition of such Governmental Financial Assistance, that Counterparty or any of its subsidiaries agree, attest, certify or warrant that it or such subsidiary, as applicable, has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty; provided, that Counterparty or any of its subsidiaries may apply for Governmental Financial Assistance if Counterparty either (X) determines based on the advice of outside counsel of national standing that the terms of any Transaction would not cause Counterparty or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Governmental Financial Assistance based on the terms of the applicable program or facility as of the date of such advice or (Y) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that any Transaction is permitted under such program or facility (either by specific reference to such Transaction or by general reference to transactions with the attributes of such Transaction in all relevant respects).

20.	Miscellaneous.

(a)            No Collateral. Notwithstanding any provision of this Master Confirmation, or any other agreement between the parties, to the contrary, the obligations of Counterparty under this Master Confirmation are not secured by any collateral.

(b)            Waiver of Trial by Jury. Each of Counterparty and Citibank hereby irrevocably waives (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Master Confirmation or the actions of Citibank or its affiliates in the negotiation, performance or enforcement hereof.

(c)            Non-Confidentiality. Notwithstanding anything to the contrary herein, (i) Citibank acknowledges that this Master Confirmation may be intended to produce U.S. federal income tax benefits for Counterparty and (ii) Counterparty and Citibank hereby agree that (A) Counterparty is not obligated to Citibank to keep confidential from any and all persons or otherwise limit the use of any aspect of this Master Confirmation relating to the structure or tax aspects thereof, and (B) Citibank does not assert any claim of proprietary ownership in respect of any such aspect of this Master Confirmation.

(d)            No Netting or Setoff. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(e)            Assignment and Transfer. The rights and duties under this Master Confirmation may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto; provided, however, that Citibank may delegate its obligation to deliver or receive delivery of Shares hereunder to any of its affiliates without the prior written consent of Counterparty (provided that Citibank shall remain liable for any non-performance by such affiliate); provided however that Counterparty shall not be required to pay to the transferee or assignee an amount greater than the amount that it would have been required to pay to Citibank in the absence of such transfer or assignment or receive from the transferee or assignee an amount less than the amount that Counterparty would have received from Citibank in the absence of such transfer or assignment, in each case based on the circumstances in effect on the date of such transfer or assignment.

(f)            Counterparts. This Master Confirmation and each Supplemental Confirmation together with the Pricing Supplement may be executed in any number of counterparts, all of which shall constitute one and the same instrument as to the related confirmation, and any party hereto or thereto may execute this Master Confirmation and each Supplemental Confirmation together with the Pricing Supplement by signing and delivering one or more counterparts hereof or thereof. Delivery of an executed counterpart of a signature page of this Master Confirmation or any Supplemental Confirmation in Portable Document Format (PDF) or in another form of electronic facsimile shall be effective as delivery of a manually executed original counterpart hereof or thereof.

(g)            Exclusive Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts. Nothing in this provision shall prohibit a party from bringing an action to enforce a money judgment in any other jurisdiction.

Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Master Confirmation.

Very truly yours,

CITIBANK, N.A.

By:
Name:
Authorized Representative

Acknowledged and agreed to as of

the date first above written,

United Therapeutics Corporation

By:
Name:
Title:

[signature page to the Master Confirmation]

ANNEX A

Citibank, N.A.

Corporate Equity Derivatives

388 Greenwich Street, 4th Floor

New York, NY 10013

[   ], 20[ ]

United Therapeutics Corporation

1000 Spring Street

Silver Spring MD 20910

Attention: James Edgemond, Chief Financial Officer and Treasurer

Re: Accelerated Share Repurchase: Supplemental Confirmation

Ladies and Gentlemen:

Reference is made to the Master Confirmation between Citibank, N.A. (“Citibank”) and United Therapeutics Corporation (“Counterparty”), dated as of August 1, 2025 (as amended or modified from time to time, the “Master Confirmation”). Capitalized terms used without definition in this Supplemental Confirmation have the definitions assigned to them in the Master Confirmation.

This Supplemental Confirmation confirms the terms and conditions of the Transaction entered into between Citibank and Counterparty on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Citibank and Counterparty as of the relevant Trade Date for the Transaction referenced below. Citibank is acting as principal in this Transaction.

1.     This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.     The additional terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ], 20[ ]

Prepayment Amount:	USD [ ]

Prepayment Date:	[ ], 20[ ][1]

Hedging Period End Date:	[ ], 20[ ]

Reference Price Adjustment Amount:	$USD [ ]

Pricing Period Commencement Date:	[ ], 20[ ]

First Optional Termination Date:	[ ], 20[ ]

Scheduled Termination Date:	[ ], 20[ ]

Floor Price:	As set forth in the Pricing Supplement, to be an amount per Share equal to [ ]% of the Hedging Price.

1 To be the same day as the Trade Date.

Annex A – 1

Cap Price:	As set forth in the Pricing Supplement, to be an amount per Share equal to [ ]% of the Hedging Price.

Upfront Initial Settlement Date:	The date that is one Settlement Cycle immediately following the Prepayment Date.

Subsequent Initial Settlement Date:	The date one Settlement Cycle immediately following the Hedging Completion Date.

Upfront Initial Share Number:	A number of Shares equal to (i) the 50% of the Prepayment Amount divided by (ii) the Relevant Closing Price; provided that if, in connection with the Transaction, Citibank is unable, after using its good faith, commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to the Upfront Initial Share Number for delivery to Counterparty on the Upfront Initial Settlement Date, the Upfront Initial Share Number shall be reduced to such number of Shares that Citibank is able to so borrow or otherwise acquire, and thereafter Citibank shall continue to use commercially reasonable efforts to borrow or otherwise acquire a number of Shares equal to the shortfall in the Upfront Initial Share Number and to deliver such additional Shares as soon as reasonably practicable.

Relevant Closing Price:	The closing price per Share for the regular trading session (including any extensions thereof) of the Exchange on the Trade Date as reported by the Exchange, provided that if (i) the Trade Date is a Disrupted Day, (ii) such price is not so reported on such Exchange Business Day for any reason (other than as a result of such day being a Disrupted Day) or (iii) the reported price is clearly erroneous, the Relevant Closing Price shall be as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Initial Share Number:	As set forth in the Pricing Supplement, a number of Shares equal to the Minimum Shares as calculated on the Hedging Completion Date; provided that if, in connection with the Transaction, Citibank is unable, after using its good faith, commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to a number of Shares equal to (i) the Initial Share Number minus (ii) the Upfront Initial Share Number for delivery to Counterparty on the Subsequent Initial Settlement Date, the Initial Share Number shall be reduced to such number of Shares that Citibank is able to so borrow or otherwise acquire, and thereafter Citibank shall continue to use commercially reasonable efforts to borrow or otherwise acquire a number of Shares equal to the shortfall in the Initial Share Number and to deliver such additional Shares as soon as reasonably practicable.

Minimum Shares:	To be a number of Shares equal to (a) the Prepayment Amount divided by (b) the Cap Price

Annex A – 2

Maximum Shares:	To be a number of Shares equal to (a) the Prepayment Amount divided by (b) the Floor Price

Ordinary Dividend:	USD 0.0000

Termination Price:	To be equal to 50% of the Relevant Closing Price on the Trade Date.

Reserved Shares:	[ ]

Additional Relevant Days:	The three Exchange Business Days immediately following the Pricing Period.

Netting and Setoff:	Notwithstanding anything to the contrary in the Master Confirmation, any obligations under this Transaction may be netted, recouped or set off against any other obligations of the parties arising under the Uncollared Master Confirmation, by operation of law or otherwise.

Annex A – 3

Please indicate your acknowledgment of the above by signing and returning to us a copy of this Supplemental Confirmation.

Very truly yours,

CITIBANK. N.A.

By:	/s/ Eric Natelson
Name: Eric Natelson
Authorized Representative

Acknowledged:

United Therapeutics Corporation

By:	/s/ James C. Edgemond
Name:	James C. Edgemond
Title:	CFO & Treasurer

Annex A – 4

ANNEX B

Citibank, N.A.

Corporate Equity Derivatives

388 Greenwich Street, 4th Floor

New York, NY 10013

[   ], 20[ ]

United Therapeutics Corporation

1000 Spring Street

Silver Spring MD 20910

Attention: James Edgemond, Chief Financial Officer and Treasurer

Re: Accelerated Share Repurchase: Pricing Supplement

Ladies and Gentlemen:

Reference is made to the Master Confirmation between Citibank, N.A. (“Citibank”) and United Therapeutics Corporation (“Counterparty”), dated as of August 1, 2025 (as amended or modified from time to time, the “Master Confirmation”). Capitalized terms used without definition in this Pricing Supplement have the definitions assigned to them in the Master Confirmation.

This Pricing Supplement sets forth certain terms and conditions of the Transaction entered into between Citibank and Counterparty on the Trade Date. This Pricing Supplement is a binding contract between Citibank and Counterparty as of the relevant Trade Date for the Transaction referenced below. Citibank is acting as principal in this Transaction.

This Pricing Supplement supplements, forms part of, and is subject to the Supplemental Confirmation dated as of [        ], 20[    ] (the “Supplemental Confirmation”) between Citibank and Counterparty, as amended and supplemented from time to time. The Supplemental Confirmation is subject to the Master Confirmation.

In accordance with the terms of the Master Confirmation, Citibank has determined the following terms upon completion of the purchase its initial hedge of the Floor Price and Cap Price:

Hedging Completion Date:	[ ]

Hedging Price:	USD [ ]

Floor Price:	USD [ ]

Cap Price:	USD [ ]

Initial Share Number:	[ ] Shares

Annex B – 1

Please indicate your acknowledgment of the above by signing and returning to us a copy of this Pricing Supplement.

Very truly yours,

CITIBANK. N.A.

By:
Name:
Authorized Representative

Acknowledged:

United Therapeutics Corporation

By:
Name:
Title:

Annex B – 2

ANNEX C

Counterparty Settlement Provisions

1.            The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Citibank in writing on the date it notifies Citibank of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (i) the second Exchange Business Day immediately following the First Optional Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day) and (ii) the Scheduled Termination Date (such earlier date, the “Scheduled Settlement Election Date”), unless, on the Scheduled Settlement Election Date, Counterparty is aware of any material, non-public information regarding Counterparty or the Shares, in which case the Settlement Method Election Date shall be the earlier of (x) the 30th calendar day immediately following the Scheduled Settlement Election Date and (y) the first date immediately following the Scheduled Settlement Election Date on which Counterparty is not aware of any material, non-public information regarding Counterparty or the Shares.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	An amount equal to the sum of the average of the Rule 10b-18 VWAPs for the Exchange Business Days in the Settlement Period, subject to Pricing Disruption as specified in the Master Confirmation.

Settlement Period:	A number of consecutive Scheduled Trading Days required to unwind a commercially reasonable hedge position in a commercially reasonable manner, determined by Citibank in its commercially reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Scheduled Trading Day immediately following the Pricing Period Termination Date.

Annex C – 1

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Citibank the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The later of (i) the Exchange Business Day immediately following the last day of the Settlement Period and (ii) the earlier of the Exchange Business Day immediately following the date of Counterparty’s Settlement Method Election and the Settlement Method Election Date.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.            Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Citibank (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. Notwithstanding Counterparty’s election of Net Share Settlement, if all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been met, Cash Settlement shall be applicable in accordance with paragraph 1 above.

3.            Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)            a registration statement covering public resale of the Registered Settlement Shares by Citibank (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Citibank, in such quantities as Citibank shall reasonably have requested, on or prior to the date of delivery;

(b)            the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Citibank;

(c)            as of or prior to the date of delivery, Citibank and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size by companies similar to Counterparty (provided that prior to receiving or being granted access to any such information, Citibank and any such agent may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation) and the results of such investigation are satisfactory to Citibank, in its discretion; and

(d)            as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Citibank in connection with the public resale of the Registered Settlement Shares by Citibank substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size by similar companies, in form and substance reasonably satisfactory to Citibank, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the mutual indemnification of, and contribution in connection with the liability of, the parties and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

Annex C – 2

4.            If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)            all Unregistered Settlement Shares shall be delivered to Citibank (or any affiliate of Citibank designated by Citibank) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)            as of or prior to the date of delivery, Citibank and any potential purchaser of any such Unregistered Settlement Shares from Citibank (or any affiliate of Citibank designated by Citibank) identified by Citibank shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size by similar companies (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that prior to receiving or being granted access to any such information, any such potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation;

(c)            as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Citibank (or any affiliate of Citibank designated by Citibank) in connection with the private placement of such Unregistered Settlement Shares by Counterparty to Citibank (or any such affiliate) and the private resale of such shares by Citibank (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by similar companies, in form and substance commercially reasonably satisfactory to Citibank, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the mutual indemnification of, and contribution in connection with the liability of, the parties, shall provide for Counterparty using best efforts to deliver documentation appropriate for a private placement of similar size by companies similar to Counterparty, and shall provide for the payment by Counterparty of all commercially reasonable fees and actual, documented out-of-pocket expenses of Citibank (and any such affiliate) in connection with such resale, including, reasonable fees and actual, documented, out-of-pocket expenses of counsel for Citibank, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)            in connection with the private placement of such shares by Counterparty to Citibank (or any such affiliate) and the private resale of such shares by Citibank (or any such affiliate), Counterparty shall, if so requested by Citibank, prepare, in cooperation with Citibank, a private placement memorandum in form and substance commercially reasonably satisfactory to Citibank and customary for private placements of equity securities of similar size by companies similar to Counterparty.

5.            Citibank, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Citibank pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Citibank in a commercially reasonable manner, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Citibank, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Citibank will refund, in USD, or shares, at Counterparty’s election, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Citibank shall return to Counterparty on that date such unsold Shares. If Counterparty is prohibited by law or by contract from disclosing all material non-public information known to Counterparty with respect to Counterparty and the Shares to any potential purchasers of such Settlement Shares, then the sale of such Settlement Shares shall not be required to commence until the earlier of (i) the 30th calendar day immediately following the Cash Settlement Payment Date and (ii) the first date immediately following the Cash Settlement Payment Date on which Counterparty reasonably concludes that is able to disclose such information.

Annex C – 3

6.            If the Calculation Agent determines in good faith and in a commercially reasonable manner that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Citibank, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Citibank additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent in a commercially reasonable manner believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Citibank in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Citibank further Makewhole Shares until such Shortfall has been reduced to zero.

7.            Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares for any Transaction be greater than the Reserved Shares for such Transaction (for each Transaction, the “Capped Number” for such Transaction). Counterparty represents and warrants to Citibank (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the sum of the Capped Number for all Transactions under this Master Confirmation which are then outstanding is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of such Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than such Transaction) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means, for each Transaction, as set forth in the related Supplemental Confirmation.

If at any time, as a result of this paragraph 7, Counterparty fails to deliver to Citibank any Settlement Shares, Counterparty shall, to the extent that Counterparty has at such time authorized but unissued Shares not reserved for other purposes, promptly notify Citibank thereof and deliver to Citibank a number of Shares not previously delivered as a result of this paragraph 7.

Annex C – 4